Exhibit 23.1
VIA ELECTRONIC MAIL (tridout@concentric-medical.com)
October 3, 2007
Mr. Tim Ridout
Vice President of Finance
Concentric Medical, Inc.
1380 Shorebird Way
Mountain View, California 94043

RE:	Written Consent to Reference Valuation in Form S-1 Filing of Concentric
Medical, Inc.
We hereby consent to the inclusion in the registration statement of Concentric Medical for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of references to our reports relating to the limited purposes of valuation of the common equity of Concentric Medical during certain specified time periods and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. We further do not admit or purport to provide any investment, accounting or tax advice or services, nor should our reports be construed as such under any circumstances. THE ANALYSES, CONCLUSION AND VALUATION OPINIONS SHOULD NOT BE CONSTRUED, IN WHOLE OR IN PART, AS INVESTMENT ADVICE BY ANYONE.
Cogent Valuation